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                                                                    Exhibit 3.13

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 03/01/2001
                                                          010103209 - 3068433

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 PECOS COMPANY

                    Incorporated pursuant to the Certificate
                   of Incorporation filed with the Secretary
                     of State of Delaware on July 12, 1999.
                   Incorporated as PEGOS ACQUISITION COMPANY

       Pecos Company, a Delaware corporation, hereby certifies that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of
Delaware:

A. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety.

B. The Certificate of Incorporation of the Corporation as amended and restated herein shall upon filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware read as follows:


1.     The name of this Corporation is Medtech Holdings, Inc.

2. The registered office of this Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.     CAPITAL STOCK.

       4.1. AUTHORIZED SHARES. The total number of shares of capital stock that the Corporation has authority to issue is Nine Million Two Hundred Thousand (9,200,000) shares, consisting of:

       (a) Seven Million (7,000,000) shares of Class A-1 Common Stock, par value $0.01 per share ("CLASS A-1 COMMON STOCK");

       (b) One Million Five Hundred Thousand (1,500,000) shares of Class A-2 Common Stock, par value $0.01 per share ("CLASS A-2 COMMON STOCK");

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       (b)    Seven Hundred Thousand (700,000) shares of Class L Common Stock, par value $0.01 per share ("CLASS L COMMON STOCK").

The Class A-1 Common Stock and the Class L Common Stock are referred to collectively as the "VOTING COMMON STOCK". The Class A-1 Common Stock and the Class A-2 Common Stock are referred to collectively as the "CLASS A COMMON STOCK". The Class A Common Stock and the Class L Common Stock are referred to collectively as the "COMMON STOCK". Each class of Common Stock shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below.

       4.2. DEFINITIONS. As used in this Article 4, the following terms have the following definitions:

              4.2.1. "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

              4.2.2. "APPLICABLE PRICE PER SHARE" shall mean, (a) at the Public Offering Time, the Public Offering Price and (b) at the time of any other Realization Event, a fraction, the numerator of which is the excess, if any, of (i) the aggregate value of all Common Stock of the Corporation over (ii) the aggregate Remaining Class L Minimum Payment Amount with respect to all shares of Class L Common Stock outstanding and the denominator of which is the aggregate number of shares (on a fully diluted basis) of Class A Common Stock and Class L Common Stock (assuming each share of Class L Common Stock outstanding immediately prior to such Realization Event had been converted into a number of shares of Class L Common Stock equal to the Class L Conversion Constant). For the purpose of clause (b)(l) above, (x) if all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation shall be the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid in connection with such Realization Event and (y) if less than all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation shall be the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid in connection with such Realization Event, with a proportionate adjustment as determined by the Board of Directors in good faith.

              4.2.3. "BHCA" means the Bank Holding Company Act of 1956, as amended.

              4.2.4. "BHCA INTEREST" means, as of the date of any determination, that number of shares of Voting Common Stock (or other voting stock) of a BHCA Holder which exceeds 4.99% of the total number of shares of Voting Common Stock (or other voting stock), other than other BHCA Interests, of the class of Common Stock (or other stock) to

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       which such Voting Common Stock (or other voting stock) belongs, either singly, and/or together with any one or more other classes of Common Stock (or other stock), other than other BHCA Interests, with which such class of Voting Common Stock (or other voting stock) is required to be aggregated for purposes of determining compliance with the BHCA.

              4.2.5. "BHCA HOLDER" means each holder of Common Stock (or other stock) subject to the BHCA and any transferee of such holder but, with respect to such transferee, only to the extent that the portion of its Common Stock (or other stock) acquired from such holder was a BHCA Interest at the time of such acquisition.

              4.2.6. "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation.

              4.2.7. "CLASS L BASE AMOUNT" shall mean $100.00.

              4.2.8. "CLASS L CONVERSION CONSTANT" shall mean, at any time as of which it is to be determined, one, adjusted as provided in Section 4.7 of this Article 4.

              4.2.9. "CLASS L CONVERSION FACTOR" shall mean, at any time as of which it is to be determined, the sum of

              (i)    the Class L Conversion Constant

              PLUS

              (ii)   the quotient obtained by DIVIDING

                     (a)  the Remaining Class L Minimum Payment Amount

                     BY

                     (b)  Applicable Price per Share.

       all determined at such time.

              4.2.10. "DISTRIBUTIONS" shall mean all distributions made by the Corporation to holders of Common Stock, whether by dividend or otherwise (including but not limited to any distributions made by the Corporation to holders of Common Stock in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis); PROVIDED, HOWEVER, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any shares of Common Stock held by managers, employees, officers or directors of the Company, or by the Company's consultants or strategic partners in each case in connection with the termination of their relationship with the Company,
       (b) any recapitalization or exchange of any shares of Common Stock.

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       or (c) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock.

              4.2.11. "PERSON" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

              4.2.12. "PUBLIC OFFERING PRICE" shall mean the price per share received by the Corporation in connection with the sale of shares of Class A-l Common Stock to the public at the Public Offering Time (taking into account any subdivision, increase or combination of the Corporation's common stock in connection with the public offering), net of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

              4.2.13. "PUBLIC OFFERING TIME" shall mean the time of the initial sale of shares of Class A-l Common Stock (taking into account any subdivision, increase or combination of the Corporation's Common Stock in connection with the public offering) of the Corporation with aggregate proceeds to the Company of at least $30,000,000 in an underwritten public offering of such shares registered with the Securities and Exchange Commission and immediately prior to any transfer of beneficial ownership of such shares in such offering.

              4.2.14. "QUALIFIED INSTITUTIONAL INVESTOR" shall mean TSG2 L.P., TSG3 L.P., Windjammer Mezzanine & Equity Fund II, L.P., CIT Lending Services Corporation, Antares capital Corporation and their Affiliates.

              4.2.15. "REALIZATION EVENT" shall mean the Transfer of Common
       Stock.

              4.2.16. "REMAINING CLASS L MINIMUM PAYMENT AMOUNT" shall mean, with respect to any share of Class L Common Stock at any time the amount that would then be required to be distributed with respect to such share pursuant to Section 4.6.1 of this Article 4 in order for no further Distributions to be payable with respect to such share pursuant to such
       Section 4.6.1.

              4.2.17. "TRANSFER" shall mean a sale, transfer or other disposition for value.

       4.3. SHARES IDENTICAL. Except as otherwise provided in this Article 4, for purposes of this Article 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions.

       4.4. VOTING RIGHTS. Subject to the powers, preferences and rights of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, and except as otherwise expressly provided in this Certificate of Incorporation, with respect to each matter submitted to a vote of the stockholders of the

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Corporation, (i) the holders of the Class A-1 Common Stock and Class L Common
Stock shall vote together as a single class; (ii) each holder of Class A-1 Common Stock shall be entitled to one (1) vote for each share of Class A-1 Common Stock held by such holder; and (iii) the holder of each share of Class L Common Stock issued and outstanding shall be entitled to that number of votes equal to the Class L Conversion Constant.

              4.4.1. Except as otherwise provided in this Article 4 or as otherwise required by applicable law which cannot be superseded by the provisions of this Certificate of Incorporation, the holders of Class A-2 Common Stock shall not be entitled to any vote in respect of such shares on any matter, and such shares shall not be included in determining the number of shares voting or entitled to vote on such matter.

              4.4.2. Notwithstanding the provisions of Section 242(b)(2) of the Delaware Corporation Law or anything to the contrary in this Article 4, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock without a vote by class.

       4.5. DIRECTORS. The number of directors constituting the entire Board of Directors shall be seven or such greater number determined as provided in the Bylaws of the Corporation, in either case subject to reduction as provided in
Section 4.5.2 of this Article 4. The holders of record of the outstanding shares of Voting Common Stock, voting as a single class, shall be entitled to elect each of the directors constituting the entire Board of Directors as provided in the voting agreement contained in Section 2 of the Stockholders Agreement dated on or about March 1, 2001, as amended and in effect from time to time, among this Corporation and certain of its Stockholders as defined therein.

              4.5.1. Each director shall be entitled to one vote on all matters to be voted on by the directors.

              4.5.2. Any vacancy on the Board of Directors shall be filled only by vote of the holders of a majority of the outstanding shares of Common Stock, voting as a single class. The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership, whether because of the failure of the stockholders to elect the full number of directors to which such class is entitled or otherwise. Any such vacancy shall automatically reduce the Number of Directors PRO TANTO, until such time as the holders of Common Stock shall have exercised their right to elect a director to fill such vacancy, whereupon the Number of Directors shall be automatically increased PRO TANTO.

       4.6. DISTRIBUTIONS. All Distributions shall be made to the holders of Common Stock in the following order of priority:

              4.6.1. First, the holders of the shares of Class L Common Stock (other than shares concurrently being converted into Class A-1 Common Stock), as a single and

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       separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Section 4.6.1 an amount equal to the Class L Base Amount plus an amount sufficient to generate an internal rate of return thereon equal to eight (8%) per cent per annum, compounded quarterly. Such internal rate of return shall be calculated in accordance with accepted financial practices, treating the Class L Base Amount of each share as having been paid for such share on the date on which such share shall have been originally issued by the Corporation and each Distribution with respect to the Class L Common Stock as having been made on the date it is actually paid by the Corporation.

              4.6.2. Second, after the full required amount of Distributions have been made pursuant to Section 4.6.1 above, all holders of the shares of Common Stock, as a single class, shall thereafter be entitled to receive all remaining Distributions pro rata based on the number of outstanding shares of Common Stock; PROVIDED that for purposes of this
       Section 4.6.2, each share of Class L Common Stock shall be deemed to have been converted into a number of shares of Class A-l Common Stock equal to the Class L Conversion Constant.

              4.6.3. All Distributions pursuant to Sections 4.6.1 and 4.6.2 shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held by such holders.

       4.7. STOCK SPLITS AND STOCK DIVIDENDS. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class L Common Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class A-l Common Stock unless a proportional adjustment is made to the Class L Conversion Constant. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class A-2 Common Stock unless a proportional adjustment is made to the Class L Conversion Constant. In no event shall any such subdivision or increase constitute a Distribution in respect of any share of Common Stock.

       4.8.   Mandatory Conversion of Class L Common Stock.

              4.8.1. CONVERSION IN CONNECTION WITH PUBLIC OFFERING. Immediately prior to the Public Offering Time, without any action by the Board of Directors or any stockholder of the Corporation, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A-l Common Stock equal to the Class L Conversion Factor at the time of conversion.

              4.8.2. CONVERSION IN CONNECTION WITH A REALIZATION EVENT. At any time, in connection with a Realization Event, upon a vote of the Board of Directors including the affirmative vote of the director nominated by Windjammer Mezzanine & Equity Fund II, L.P., if any, each outstanding share of Class L Common Stock shall automatically

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       convert into a number of shares of Class A-1 Common Stock equal to the
       Class L Conversion Factor at the time of conversion; and such vote may be taken prior to such Realization Event provided that the effectiveness thereof and the conversion of shares effected thereby are conditioned and made effective upon the occurrence of such Realization Event.

              4.8.3. FRACTIONAL SHARES, ETC. Upon conversion under Section 4.8.1 or 4.8.2 above, fractional shares shall be converted into equivalent fractional shares of Class A-l Common Stock (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors). No Distributions shall be or become payable on any shares of Class L Common Stock pursuant to Section 4.6 of this Article 4 at or following such conversion. From and after such conversion, such shares of Class L Common Stock shall be retired and shall not be reissued, and upon the filing of a certificate in accordance with Section 243 of the General Corporation Law of the State of Delaware, the authorized shares of Class L Common Stock shall be eliminated.

       4.9. MANDATORY CONVERSION OF CLASS A-2 COMMON STOCK. Immediately prior to the Public Offering Time, without any action by the Board of Directors or any stockholder of the Corporation, and at any other time at or after the consummation of a Realization Event, upon a vote of the Board of Directors, each outstanding share of Class A-2 Common Stock shall automatically convert into one share of Class A-l Common Stock; PROVIDED, HOWEVER, that no such vote shall be effective prior to the consummation of a Realization Event unless such vote and conversion are conditioned and made effective upon the occurrence of the Realization Event. Fractional shares shall be converted into equivalent fractional shares of Class A-l Common Stock (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors). No Distributions shall be or become payable on any shares of Class A-2 Common Stock pursuant to Article 4.6 at or following such conversion. From and after such conversion, (a) such shares of Class A-2 Common Stock shall be retired and shall not be reissued and (b) upon filing of a certificate in accordance with Section 243 of the General Corporation Law of the State of Delaware, the authorized shares of Class A-2 Common Stock shall be eliminated.

       4.10. EFFECT OF CONVERSION. Upon conversion of any share of Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A-1 Common Stock into which such share has been converted. From and after the time of conversion of any share of Common Stock, the rights of the holder thereof as such shall cease; the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of the applicable class of Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of the applicable class of Common Stock.

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       4.11.  REPLACEMENT. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Qualified Institutional Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

       4.12. NOTICES. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

       4.13. PROHIBITION ON DISTRIBUTIONS CONSTITUTING TAXABLE EVENTS. Notwithstanding anything to the contrary in this Article 4, the Corporation shall not, without the written approval of the holders of a majority of the shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A-1 Common Stock, pay any dividend or make any other distribution on any share of capital stock or other security or interest in the Corporation other than Class L Common Stock, or take any other action, so long as any share of Class L Common Stock is outstanding and for three years thereafter, if the effect of such dividend, distribution or action might be to make (a) an increase of the Remaining Class L Minimum Payment Amount, (b) a conversion of the Class L Common Stock into Class A-l Common Stock or (c) an adjustment of the Class L Conversion Factor a taxable event to the holders of the Class L Common Stock. No amendment to the provisions of this
Section 4.12 shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock.

5. Any BHCA Interest shall be a non-voting interest in this Corporation (whether or not subsequently transferred in whole or in part to any other Person) except as provided in the following sentence. Upon the issuance of any additional shares of Voting Common Stock (or other voting stock), stock split, stock dividend or other increase in the number of shares of Voting Common Stock (or other voting stock) or a combination, repurchase, redemption, reacquisition or other diminution of the number of shares of Voting Common Stock (or other voting stock), a recalculation of the interests in this Corporation held by all BHCA Holders shall

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be made, and only that portion of the total interest in this Corporation held by each BHCA Holder that is determined as of the date of such issuance, stock split, stock dividend or other increase, or combination, repurchase, redemption, reacquisition or other diminution to be held by each BHCA Holder and that is determined as of the date of such issuance, stock split, stock dividend or other increase, or combination, repurchase, redemption, reacquisition or other diminution to be in excess of 4.99% (or such greater percentage as may be allowed by the BHCA) of the total number of shares of Voting Common Stock (or other voting stock), other than other BHCA Interests, of the class of Voting Common Stock (or other voting stock) to which such Voting Common Stock (or other voting stock) belongs, either singly, and/or together with any one or more other classes of Voting Common Stock (or other voting stock), other than other BHCA Interests, with which such class of Voting Common Stock (or other voting stock) is required to be aggregated for purposes of determining compliance with the BHCA, shall be a non-voting interest in this Corporation. BHCA Interests shall not be counted as interests of BHCA Holders for purposes of determining whether any vote required hereunder or under any related document or agreement has been approved by the requisite percentage of the holders of Voting Common Stock (or other voting stock). Except as provided in this section, a BHCA Interest shall be identical in all regards to all other shares of Voting Common Stock (or other voting stock) of the class of Voting Common Stock (or other voting stock) to which such BHCA Interest belongs. This Section 5 and the other provisions relating to the BHCA set forth in this Certificate of Incorporation may not be amended, modified, supplemented, repealed or rescinded without the approval of each BHCA Holder.

6. The election of directors need not be by ballot unless the Bylaws shall so require.

7. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the Board of Directors.

8. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

9. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans,

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against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; PROVIDED, HOWEVER, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this
Article 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

10. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.

11. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

12. This Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware

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       IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated
Certificate of Incorporation to be signed by its Vice President as of this 1st day of March, 2001.

                                          /s/ James L. O'Hara
                                          ---------------------------
                                          James L. O'Hara
                                          Vice President